Illinois Tool Works Inc.
    Corporate Headquarters
3600 West Lake Avenue
Glenview, IL 60026-1215     Telephone 847.724.7500

August 14, 2013

Michael M. Larsen

Dear Michael:

On behalf of Illinois Tool Works Inc. (“ITW”) it is my pleasure to extend this offer of employment to you. The following are the basic terms of your employment with ITW:

Position:	Senior Vice President & Chief Financial Officer
Compensation:    $650,000 annualized salary, paid biweekly

Bonus/LTIP:
You are eligible to participate in ITW’s management incentive program, with a target of 90% of your base salary based on personal objectives and company profitability. Your incentive amount will be prorated from your hire date, payable in the first quarter of the following year for 2013 and guaranteed at $195,000. You must be an active employee at the time the management incentive program awards are paid to receive your award and your performance must be rated as Meets Expectations.

You will also be eligible to participate in the ITW Long-term Incentive Program. This program is provided to executives within ITW who are recognized for achievements and contributions to the company’s success.  You will receive a grant of 50% Restricted Stock Units and 50% Stock Options valued at $2.0 million within 30 days of start.  Regular grants are issued during the first quarter following the year end close.

Start Date:	To be determined.

Benefits:
You are eligible to participate in our benefits package, which includes Group Medical and Dental, Prescription Drug, Group Life Insurance, Voluntary Life, and Retirement Savings Program. Please see the enclosed Employee Benefits Summary for details. You will be eligible to participate in these plans the first day of the month following your date of hire.

You are also eligible to participate in the ITW ECRIP which is our nonqualified deferred compensation program. Please make your 2013 deferral election prior to hire (up to 50% of Salary and/or up to 85% of Bonus).

Relocation:
You are eligible for domestic relocation assistance for up to one year. You will receive a call from PLUS Relocation Resources, Inc. detailing your relocation benefits and starting the relocation process.

Holidays and Vacation:	ITW designates 8 paid holidays during the year and 3 floating holidays. You are eligible for 4 (four) weeks vacation per year.

CIC Severance:
As an elected officer, you are automatically covered by the Change-in-Control Severance Compensation Policy. This provides severance at two-times annual cash compensation (base salary plus average annual incentive) and a pro rata payout of outstanding CGP awards upon an actual or constructive termination from employment following a change in control. In addition, unless they are equitably replaced, stock options and RSUs will vest and be paid in cash.

Michael Larsen
08/14/2013

This offer of employment is contingent upon successful completion of background/reference checks and a drug test, which will be paid by ITW. You will also be required to agree to and sign ITW’s Statement of Principles of Conduct, Global Anti-Corruption Policy, and Confidentiality Protection and Assignment Agreement.

As required by the Immigration Reform and Control Act, this offer is also contingent upon presentation of documents verifying your identity and employment eligibility. The documents most often used for this purpose are a U.S. Passport, or a valid driver’s license and either an original social security card or a birth certificate, or documents showing current authorization to work in the United States as listed on the enclosed U.S. Department of Justice I-9 form. Please bring these documents with you on your start date.

Your employment is subject to the at-will nature of employment. This means that your employment is without any specified term and either you or ITW may end the employment relationship at any time, with or without cause and with or without notice. In addition, you represent that there are no existing contractual commitments, which would preclude you from accepting this position with ITW.

This position will provide you with an excellent opportunity for professional growth and to contribute in a meaningful way to ITW’s future success. We are very pleased to offer this position to you, and we look forward to your response as soon as possible. Please confirm your acceptance of this offer by doing the following:

•	Sign the bottom of this letter (where indicated) acknowledging your acceptance and return to my attention;

•	Complete and return the background check form to my attention at sbrady@itw.com;

•	Print the enclosed ITW/LabCorp Collection Form and schedule your drug screen appointment with LabCorp at www.labcorp.com. You will need to take this form to your appointment;

•	Complete all forms listed on the New Hire Offer & Acceptance Forms Checklist.

Emma Hernandez, HR Coordinator, will be your point of contact for new hire administration. You can reach her at 847-657-4226 or ehernandez@itw.com.

Sincerely,

/s/ Sharon M. Brady

Sharon M. Brady
Senior Vice President, Human Resources

cc: Scott Santi

Accepted and Agreed to: /s/Michael M. Larsen      Date: 8/14/13
Candidate’s Signature